Exhibit 99.1

CNX Gas Reports Net Income of $35.5 Million

CNX Gas Reports Record Quarterly Production of 24.8 Bcf

2009 Production Guidance Raised to 92 Bcf

Marcellus Shale Success Continues

Pittsburgh, PA (October 22, 2009) – CNX Gas Corporation (NYSE: CXG) reported net income attributable to CNX Gas shareholders of $35.5 million, or $0.23 per diluted share, for the quarter ended September 30, 2009. This compares to $67.4 million, or $0.45 per diluted share, for the quarter ended September 30, 2008.

Production was 24.8 billion cubic feet (Bcf), or 269 million cubic feet (MMcf) per day, for the quarter ended September 30, 2009. This was another quarterly production record, and 26% higher than the 19.7 Bcf, or 214 MMcf per day, for the year-ago quarter. It was also 10% higher than the 22.5 Bcf produced in the quarter ended June 30, 2009.

“We are pleased to announce that CNX Gas set another quarterly production record, and did it safely,” said J. Brett Harvey, chairman and chief executive officer. “With our increasing Virginia coalbed methane production and our Marcellus Shale success, we are again raising our 2009 production guidance. If you recall, our original 2009 production guidance was 85 Bcf. In July, we raised it to 89 Bcf. And now, we’ve raised it by another 3 Bcf, to 92 Bcf. If achieved, this would represent a 20% increase in production from the 76.6 Bcf we produced in 2008. While our quarterly earnings are lower because of weak spot gas prices, we’ve been successful in lowering unit costs.

“CNX Gas is growing production faster than most of the competition, is reporting better earnings than most of the competition, and is continuing to invest in its significant growth prospects, especially in coalbed methane and the Marcellus Shale. I believe that investors will increasingly recognize CNX Gas as a core holding for their energy portfolios.”

TABLE 1

FINANCIAL AND OPERATIONAL RESULTS - Period-To-Period

	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
Total Revenue and Other Income	$165.7	$216.9	$505.6	$583.4
Net Income attributable to CNX Gas shareholders	$35.5	$67.4	$123.4	$181.6
Earnings per Share - Diluted	$0.23	$0.45	$0.82	$1.20
Net Cash from Operating Activities	$65.4	$120.1	$279.5	$306.9
EBITDA	$90.4	$135.7	$284.4	$356.4
EBIT	$59.5	$117.9	$205.8	$306.1
Total Period Production (Bcf)	24.8	19.7	69.3	54.3
Average Daily Production (MMcf)	269	214	254	198
Capital Expenditures	$59.3	$170.4	$273.0	$406.2

Financial results are in millions of dollars except per share amounts. Production results are net of royalties.

Quarter-to-Quarter Analysis

The average price realized for the company’s gas production was $6.25 per Mcf for the quarter ended September 30, 2009, or $3.48 lower than the $9.73 per Mcf received for the quarter ended September 30, 2008. The average realized price for the just-ended quarter included 13.2 Bcf hedged at $8.69 per Mcf.

All-in unit costs for company production, exclusive of royalties, were $3.44 per Mcf in the just-ended quarter, or a decrease of $0.41 from the $3.85 per Mcf for the quarter ended September 30, 2008.

Pre-tax unit margins for company production were $2.81 per Mcf in the September 30, 2009 quarter, a decrease of $3.07 from the $5.88 per Mcf in the quarter ended September 30, 2008.

TABLE 2

PRICE AND COST DATA PER NET MCF - Period-To-Period Comparison

	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
Average Sales Price	$6.25	$9.73	$6.75	$9.25

Costs – Production
Lifting	$0.52	$0.77	$0.52	$0.64
Production Taxes	$0.05	$0.29	$0.05	$0.28
DD&A	$1.03	$0.68	$0.90	$0.67

Total Production Costs	$1.60	$1.74	$1.47	$1.59

Costs – Gathering
Operating Costs	$0.75	$1.05	$0.78	$0.96
Transportation	$0.22	$0.15	$0.22	$0.13
DD&A	$0.22	$0.23	$0.23	$0.26

Total Gathering Costs	$1.19	$1.43	$1.23	$1.35

Costs - Administration	$0.65	$0.68	$0.73	$0.76

Total Costs	$3.44	$3.85	$3.43	$3.70

Margin	$2.81	$5.88	$3.32	$5.55

Note: Costs - Administration exclude incentive compensation and other corporate items.

Unit lifting costs were lower, in part, because of fewer workovers conducted in the just-ended quarter. Water volumes from CBM production were down, as were water handling rates. Lower water volumes also contributed to lower road maintenance costs. Higher gas production volumes also helped to lower unit lifting costs.

Unit production taxes were much lower in the just-ended quarter because they are calculated on average realized price before the effect of hedging. Due to market conditions, these prices were significantly lower in the just-ended quarter.

Unit production DD&A was higher in the just-ended quarter as more plant assets in Northern Appalachia were placed into service.

Unit gathering operating costs were lower partly as the result of turn backs of rented compressors, as the pace of drilling slowed for low-pressure coalbed methane wells. Higher production volumes also helped to lower unit costs.

Unit firm transportation costs have increased due to acquiring additional capacity in the Northern Appalachian region in anticipation of greater production volumes.

In the just-ended quarter, CNX Gas had (pre-tax) dry hole expense of $4.9 million. Of this, $2.3 million was related to a non-operated dry hole targeting the Trenton Black River formation in Upstate New York. An additional $2.4 million was attributable to the surrender of a CBM lease in Virginia on the fringe of the company’s core CBM position.

Also in the just-ended quarter, CNX Gas had (pre-tax) other corporate expenses of $7.2 million, versus $0.2 million in the year-earlier quarter. The expenses were higher because the September 2008 quarter showed a reversal of stock-based compensation due to a declining stock price. The performance share program was converted into the CONSOL Energy restricted stock program. The September 2009 quarter includes $2.7 million of allocated expense from CONSOL Energy related to stock-based compensation expense.

Safety

During the third quarter, CNX Gas employees worked another quarter without incurring a lost time accident. This raises the cumulative time worked by employees without a lost time incident to over 3.9 million hours.

Central Appalachia Operations

Total production in Central Appalachia, which includes Virginia CBM and Chattanooga Shale, was 18.7 Bcf in the quarter ended September 30, 2009. This was 2.2 Bcf higher than the 16.5 Bcf produced in the quarter ended September 30, 2008. The Central Appalachia September run rate was 207 MMcf per day.

CNX Gas drilled 45 vertical frac wells in its Virginia CBM Operations during the third quarter and 163 wells in the first nine months. CNX Gas expects to drill 175 wells in Virginia in 2009.

CNX Gas continues to be encouraged by its early Chattanooga Shale results. The company has been pursuing a delineation program across its position, which now stands at 268,000 mostly contiguous acres. One well, which came online on October 21, 2008, has produced over 140 MMcf, and is now producing at a daily rate of 861 Mcf, plus a few barrels of oil. A four-stage nitrogen foam frac was employed on this well. CNX Gas continues to acquire acreage in the Chattanooga Shale.

Northern Appalachia Operations

Total production in Northern Appalachia, which includes Mountaineer CBM, Nittany CBM, and Marcellus Shale, was 6.0 Bcf in the quarter ended September 30, 2009. This was 2.9 Bcf more, or almost double, the 3.1 Bcf produced in the quarter ended September 30, 2008. The Northern Appalachia September run rate was 66 MMcf per day.

Of this Northern Appalachian production, 1.5 Bcf was from the Marcellus Shale in the just-ended quarter, versus zero in the same quarter last year.

No coalbed methane wells were drilled in Northern Appalachia in the just-ended quarter.

In the Marcellus Shale, CNX Gas drilled, completed, and brought three more horizontal wells online, raising the total to eleven. The peak daily production from well CNX#2B was 3.0 MMcf and from well GH34CV was 2.5 MMcf. The latest well to come online, GH15CV, has not yet reached its peak.

The latest well drilled, NV20CV, is located in northern Greene County, Pa. It is the first horizontal Marcellus Shale well that CNX Gas has drilled outside of its original Greene Hill area, in central Greene County. It is also the first in a set of six wells to be drilled on a single pad. NV20CV is currently awaiting hydraulic fracturing.

The cost of the horizontal wells drilled during this quarter averaged less than $3.5 million per well.

The company continues to be excited about its success in the Marcellus Shale play and, as a result, has increased its capital for lease and land acquisition.

The following table summarizes results since the inception of the company’s horizontal Marcellus Shale program. CNX Gas has a 100% working interest and a 100% net revenue interest in all of these wells.

TABLE 3

HORIZONTAL MARCELLUS SHALE PROGRAM STATISTICS

Well Name	Turn-in date	Peak date	Peak Daily Production (MMcf)	Oct. 09 Daily Production (MMcf)	Cumulative Production (MMcf) Through Oct. 09
1. CNX#3	10/5/08	12/16/08	6.6	1.6	826
2. CNX#2	1/28/09	2/13/09	2.5	1.0	344
3. CNX#2A	2/13/09	3/4/09	2.0	1.0	326
4. GH10CV	4/6/09	4/9/09	5.5	0.9	402
5. GH10ACV	4/18/09	4/24/09	5.2	1.0	420
6. GH11CV	5/30/09	6/3/09	3.7	1.1	223
7. GH11ACV	5/30/09	6/3/09	3.2	1.4	259
8. GH10BCV	6/27/09	7/15/09	4.1	2.5	299
9. CNX#2B	8/09/09	8/14/09	3.0	1.5	121
10.GH34CV	9/02/09	9/15/09	2.5	2.1	75
11.GH15CV	9/18/09	10/08/09	Not Reached	2.3	43

Average Peak			3.8

Financial Update

The company continues to monitor and evaluate capital spending to ensure adequate liquidity and to preserve options for possible external investment. With regard to capital, CNX Gas intends to spend largely within its net cash from operating activities for the fourth quarter of 2009. Capital expenditures were $59.3 million during the third quarter.

The company ended the quarter with $73.1 million drawn on its $200 million credit facility. This is down $7.9 million from June 30, 2009. Cash on hand was $1.0 million.

CNX Gas also has outstanding letters of credit of $14.9 million. Total funds available are $113.0 million.

Return on capital employed for the quarter was 9.3%, on an after tax basis.

Guidance

The 2009 production guidance is raised by 3 Bcf to 92 Bcf. This guidance assumes no fourth quarter production curtailments due to above normal national storage levels or other factors. If the 92 Bcf is achieved, it means that CNX Gas will have produced 20% more than the 76.6 Bcf produced in 2008.

For 2010, CNX Gas is re-instating production guidance of 100 Bcf. The company expects to be able to achieve this production with one horizontal rig drilling in the Marcellus Shale, the continued drilling of CBM frac wells in Virginia, and some ancillary drilling. While 2010 plans are currently being formulated, the company views this as a realistic starting point.

CNX Gas locked in the pricing on more of its production for the 2009 fourth quarter during the just-ended quarter. Total hedged production in the 2009 fourth quarter is 15.25 Bcf, at an average price of $7.90 per Mcf. Some hedges were also added for 2011.

TABLE 4

GUIDANCE

	2009	2010	2011	2012
Total Yearly Production (Bcf)	92	100	NA	NA
Volumes Hedged (Bcf)	51.6	45.6	22.6	15.1
Average Hedge Price ($/Mcf)	$8.76	$7.94	$6.84	$6.84

Outlook Summary

The United States economy may have bottomed in the third quarter. Due to the significant fiscal spending and relaxed monetary policy, a modest U.S. recovery appears likely in 2010. Depending on the pace and sustainability of the recovery, we believe tremendous opportunities exist for our natural gas business.

The U.S. natural gas market has shown signs of stability because the total rig count appears to have bottomed at approximately 700 rigs. The expectations of lower natural gas production, coupled with expectations of increased demand due to an improving economy and a return to normal weather patterns, has led to an improvement in pricing. With its low costs and rising production volumes, CNX Gas should benefit from improved pricing.

Conference Call Information

CNX Gas and CONSOL Energy will co-host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss the company’s third quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.

Description

CNX GAS CORPORATION is the leading gas producer in the Appalachian Basin, when measured by revenue, net income, and safety.

Contact:

Dan Zajdel

Vice President – Investor Relations

(724) 485-4169

danzajdel@cnxgas.com

www.cnxgas.com

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008
Net Income attributable to CNX Gas shareholders	$35,470	$67,415	$123,351	$181,591
Add: Interest Expense	1,865	2,412	5,753	5,567
Less: Interest Income	(24)	116	(60)	358
Add: Income Taxes	22,194	48,160	76,780	119,287

Earnings Before Interest & Taxes (EBIT)	59,505	117,871	205,824	306,087
Add: Depreciation, Depletion, & Amortization	30,879	17,803	78,581	50,340

EBITDA	$90,384	$135,674	$284,405	$356,427

CNX Gas

Capital Employed and Return on Capital Employed

(000) Omitted

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

Capital Employed	As of Sept. 30, 2009	As of June 30, 2009

Total assets	$2,137,211	$2,182,563
Less liabilities:
Total current liabilities (other than current portion of indebtedness)	(125,938)	(161,349)
Total long-term liabilities (other than indebtedness)	(389,073)	(381,456)

Total Capital Employed	$1,622,200	$1,639,758

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the September 2009 quarter. In order to annualize the result on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power.

Return on Capital Employed	Quarter Ended Sept. 30, 2009

Net Income	$35,470
Financing costs (after-tax):	(1,148)

Earnings excluding financing costs	$36,618
Average capital employed	$1,630,979
Return on average capital employed	2.2%
Return on average capital employed-annualized	9.3%

Although ROCE is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: our business strategy; our financial position, cash flow and liquidity; the deteriorating economic conditions in the United States and globally; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves and replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions to, capacity constraints in or other limitations on the pipeline systems which deliver our gas; the cost of disposing of water from our coalbed methane and Marcellus Shale gas wells; the cost of removing impurities from the gas we produce; the availability of personnel and equipment, including our inability to retain and attract key personnel; increased costs; the effects of government regulation, permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate, and costs associated with perfecting title for gas rights in some of our properties; litigation concerning real property rights, intellectual property rights, royalty calculations and other matters; our relationships and arrangements with CONSOL Energy; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Revenue and Other Income:
Outside Sales	$153,959	$188,612	$465,727	$494,624
Related Party Sales	825	2,587	2,260	8,035
Royalty Interest Gas Sales	8,443	22,902	29,741	61,921
Purchased Gas Sales	1,471	1,674	4,102	6,860
Other Income	955	1,172	3,815	11,929

Total Revenue and Other Income	165,653	216,947	505,645	583,369
Costs and Expenses:
Lifting Costs	14,173	20,709	39,229	50,176
Gathering and Compression Costs	23,948	23,642	69,135	59,034
Royalty Interest Gas Costs	6,279	21,055	23,350	59,057
Purchased Gas Costs	1,103	1,664	3,023	6,607
Other	6,693	872	15,049	1,679
General and Administrative	16,081	13,342	50,697	41,063
Other Corporate Expenses	7,206	185	21,519	9,638
Depreciation, Depletion and Amortization	30,879	17,803	78,581	50,340
Interest Expense	1,865	2,412	5,753	5,567

Total Costs and Expenses	108,227	101,684	306,336	283,161

Earnings Before Income Taxes and Noncontrolling Interest	57,426	115,263	199,309	300,208
Noncontrolling Interest	(238)	(312)	(822)	(670)

Earnings Before Income Taxes	57,664	115,575	200,131	300,878
Income Taxes	22,194	48,160	76,780	119,287

Net Income Attributable to CNX Gas Shareholders	$35,470	$67,415	$123,351	$181,591

Earnings Per Share:
Basic	$0.23	$0.45	$0.82	$1.20

Dilutive	$0.23	$0.45	$0.82	$1.20

Weighted Average Number of Common Shares Outstanding:
Basic	150,977,117	150,939,418	150,974,479	150,956,753

Dilutive	151,372,672	151,292,158	151,304,768	151,366,746

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) September 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and Cash Equivalents	$968	$1,926
Accounts and Notes Receivable:
Trade	27,833	61,764
Other Receivables	852	3,080
Recoverable Income Taxes	—	30,302
Derivatives	128,153	150,564
Other	1,966	2,222

Total Current Assets	159,772	249,858

Property, Plant and Equipment:
Property, Plant and Equipment	2,351,804	2,111,383
Less - Accumulated Depreciation, Depletion and Amortization	404,781	322,470

Total Property, Plant and Equipment - Net	1,947,023	1,788,913

Other Assets:
Investment in Affiliates	24,604	25,204
Derivatives	—	55,945
Other	5,812	5,053

Total Other Assets	30,416	86,202

TOTAL ASSETS	$2,137,211	$2,124,973

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) September 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$48,528	$100,565
Accrued Royalties	13,585	20,301
Accrued Severance Taxes	659	3,672
Related Parties	3,290	2,234
Short-Term Notes Payable	73,050	72,700
Deferred Income Taxes	46,207	55,000
Accrued Income Taxes	2,609	—
Current Portion of Long-Term Debt	8,540	8,462
Other Current Liabilities	11,060	18,116

Total Current Liabilities	207,528	281,050

Long-Term Debt:
Long-Term Debt	11,240	15,386
Capital Lease Obligations	56,566	59,296

Total Long-Term Debt	67,806	74,682

Deferred Credits and Other Liabilities:
Derivatives	1,123	—
Deferred Income Taxes	347,311	331,338
Gas Well Plugging	8,141	7,401
Postretirement Benefits Other Than Pensions	3,000	2,728
Other	29,498	42,900

Total Deferred Credits and Other Liabilities	389,073	384,367

Total Liabilities	664,407	740,099
Stockholders’ Equity:
Common Stock, $.01 par value; 200,000,000 Shares Authorized, 150,981,596 Issued and Outstanding at September 30, 2009 and 150,971,636 Issued and Outstanding at December 31, 2008	1,510	1,510
Capital in Excess of Par Value	805,736	789,625
Preferred Stock, 5,000,000 Shares Authorized; None Issued and Outstanding	—	—
Retained Earnings	592,306	468,955
Other Comprehensive Income	77,406	124,784

Total CNX Gas Shareholders’ Equity	1,476,958	1,384,874
Noncontrolling Interest	(4,154)	—

Total Equity	1,472,804	1,384,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,137,211	$2,124,973

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Activities:
Net Income Attributable to CNX Gas Shareholders	$35,470	$67,415	$123,351	$181,591
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	30,879	17,803	78,581	50,340
Stock-based Compensation	796	881	5,638	2,535
(Gain) Loss on the Sale of Assets	12	—	85	—
Change in Noncontrolling Interest	(238)	(1,312)	(822)	(1,670)
Deferred Income Taxes	14,345	5,920	38,785	59,908
Equity in Earnings of Affiliates	(93)	(236)	(650)	(352)
Changes in Operating Assets:
Accounts Receivable	6,164	13,230	36,159	(27,925)
Related Party Receivable	(1,602)	2,013	1,056	192
Other Current Assets	(574)	(453)	256	537
Changes in Other Assets	(1,572)	(263)	(950)	4,243
Changes in Operating Liabilities:
Accounts Payable	(18,777)	14,774	(30,141)	12,823
Income Taxes	(6,331)	2,443	32,482	6,006
Other Current Liabilities	(242)	1,875	(16,785)	16,877
Changes in Other Liabilities	1,075	(4,490)	(2,096)	1,580
Other	6,073	540	14,511	234

Net Cash Provided by Operating Activities	65,385	120,140	279,460	306,919
Investing Activities:
Capital Expenditures	(59,256)	(170,374)	(273,019)	(370,180)
Acquisition of Knox Energy	—	—	—	(36,000)
Investment in Equity Affiliates	—	—	1,250	1,081
Proceeds From Sale of Assets	30	—	275	450

Net Cash Used in Investing Activities	(59,226)	(170,374)	(271,494)	(404,649)
Financing Activities:
Capital Lease Payments	(914)	(698)	(2,814)	(2,058)
Variable Interest Entity Debt	(1,721)	(469)	(4,104)	11,984
Proceeds from Short-Term Borrowings	(7,950)	31,200	350	58,200
Exercise of Stock Options	101	210	115	488
Noncontrolling Interest Distribution	(2,300)	—	(2,500)	—
Tax Benefit from Stock-Based Compensation	23	6	29	184

Net Cash (Used in) Provided by Financing Activities	(12,761)	30,249	(8,924)	68,798

Net Decrease in Cash and Cash Equivalents	(6,602)	(19,985)	(958)	(28,932)
Cash and Cash Equivalents at Beginning of Period	7,570	23,101	1,926	32,048

Cash and Cash Equivalents at End of Period	$968	$3,116	$968	$3,116

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total CNX Gas Stockholders’ Equity	Non- controlling Interest	Total Equity
Balance - December 31, 2008	$1,510	$789,625	$468,955	$124,784	$1,384,874	$—	$1,384,874

(Unaudited)

Net Income Attributable to CNX Gas Shareholders	—	—	123,351	—	123,351	—	123,351
Gas Cash Flow Hedge (net of $31,186 tax)	—	—	—	(47,363)	(47,363)	—	(47,363)
FAS 158 OPEB Adjustment (Net of $10 tax)	—	—	—	(15)	(15)	—	(15)

Comprehensive Income (Loss)	—	—	123,351	(47,378)	75,973	—	75,973
Stock Options Exercised	—	115	—	—	115	—	115
Tax Benefit from Stock-Based Compensation	—	11	—	—	11	—	11
Amortization of Restricted Stock Unit Grants	—	14,533	—	—	14,533	—	14,533
Amortization of Stock Option Grants	—	1,452	—	—	1,452	—	1,452
Noncontrolling Interest	—	—	—	—	—	(4,154)	(4,154)

Balance - September 30, 2009	$1,510	$805,736	$592,306	$77,406	$1,476,958	$(4,154)	$1,472,804